UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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WALGREENS BOOTS ALLIANCE, INC.

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Supplemental Disclosures

On March 6, 2025, Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”), Blazing Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the other affiliates of Parent named therein (collectively, together with Parent and Merger Sub, the “Parent Entities”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”). On June 6, 2025, the Company filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”), as such may be supplemented from time to time, with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the special meeting of the Company’s stockholders to, among other things, vote to adopt the Merger Agreement, which is scheduled to be held on July 11, 2025 (the “Company Special Meeting”).

Explanatory Note

In connection with the Merger, one complaint has been filed in the Circuit Court for Lake County in the State of Illinois captioned Drulias v. Babiak, et al., No. 2025CH00000145 (filed June 16, 2025) (the “Drulias Action”). One complaint has been filed in the Supreme Court of the State of New York, County of New York, captioned Johnson v. Walgreens Boots Alliance, Inc., et al., C.A. No. 653635/2025 (filed June 18, 2025) (the “Johnson Action”) (the Drulias Action together with the Johnson Action, the “Merger Actions”).

The Merger Actions generally allege that the Definitive Proxy Statement misrepresents and/or omits certain purportedly material information relating to financial projections and analyses performed by each of the Company’s financial advisors, alleged conflicts of interest, and the Merger process. The Drulias Action asserts violations of Illinois Securities Act of 1953, alleges negligent misrepresentation, concealment, and negligence under Illinois law. The Johnson Action alleges negligent misrepresentation and concealment, and negligence in violation of New York common law. The Merger Actions generally seek, among other things, to enjoin the vote of Company stockholders to adopt the Merger Agreement and the consummation of the Merger unless and until certain additional information is disclosed to the Company’s stockholders, costs of the actions, including plaintiff’s attorneys’ fees and experts’ fees, and other relief the court may deem just and proper.

In addition, the Company has received 11 demand letters (with one such demand including a draft complaint) from purported stockholders of the Company seeking additional disclosures in the Definitive Proxy Statement (collectively, the “Demand Letters”).

The Company believes the claims asserted in the Merger Actions and the Demand Letters are without merit but cannot predict the outcome of such claims. Additional lawsuits and demand letters arising out of the Merger may also be filed or received in the future. If additional similar lawsuits and/or demand letters are filed or received, absent new or significantly different allegations, the Company will not necessarily disclose such additional lawsuits or demand letters.

While the Company believes that the disclosures set forth in the Definitive Proxy Statement fully comply with all applicable laws and denies all of the allegations set forth in the pending Merger Actions described above, in order to moot plaintiffs’ disclosure claims, and avoid the nuisance and potential expense and business delays, the Company has determined to voluntarily supplement certain disclosures in the Definitive Proxy Statement related to the plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Merger Actions and the Demand Letters described above that any additional disclosure was or is required or material.

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement and ~~stricken-through~~ text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. This Current Report on Form 8-K is incorporated into, and amends and/or supplements, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

Supplemental Disclosures to the Definitive Proxy Statement

1.	The section of the Definitive Proxy Statement titled “Special Factors—Background of the Merger” is hereby amended and supplemented as follows:

a.	By amending and restating the last paragraph beginning on page 37 of the Definitive Proxy Statement in its entirety as follows:

On July 26, 2024, following up on the discussions from the month prior and to further facilitate discussions between the Company and Sycamore and Sycamore’s evaluation of the Company, the Company entered into a confidentiality agreement with Sycamore. The confidentiality agreement contained a customary standstill provision that permitted Sycamore to make nonpublic acquisition proposals to the Board, as well as competing acquisition proposals at any time after the Company entered into a definitive acquisition agreement with a third party. Following execution of the confidentiality agreement, Sycamore was provided access to select financial and business due diligence information to facilitate its evaluation of the Company. The confidentiality agreement with Sycamore did not differ materially from the confidentiality agreements entered into with Sponsor Party C or the Healthcare Investor. Each such confidentiality agreement also prohibited discussions between prospective bidders and management regarding post-transaction employment or equity participation, in each case without the prior approval of the Board.

b.	By amending and restating the last paragraph beginning on page 42 of the Definitive Proxy Statement in its entirety as follows:

On October 24, 2024, the Board held a regularly scheduled in-person meeting at which members of Company senior management and representatives of Kirkland and Centerview were present. With input from representatives of Centerview, the Board reviewed the October Management 3YP, including, among other things, the impact of store closures in connection with the Company’s footprint optimization program, prescription reimbursement pressures in the Company’s pharmacy business, the amount of expected annual payments related to certain opioid-related payment obligations, the continuation of the Company’s recent historical practice of paying dividends of $1.00 per share of Company Common Stock, the performance of each of the Company’s individual business segments, the Company’s revenues and adjusted operating income and other relevant factors related to the Company’s long-term operating plan. The Company’s senior management also worked with Centerview to prepare extrapolations of the Company’s three-year financial plan for the Company’s fiscal years 2025 through 2027, which included unaudited, non-public prospective financial projections for the Company on a standalone basis, without giving effect to the transactions contemplated by the Merger Agreement (the “Management 3YP”) for fiscal years 2028 and 2029 (together with the extrapolations described below in the VMD Forecasts, the “Extrapolations”), which, together with the Management 3YP, we refer to as the “October Management Projections.” The October Management Projections are described in more detail in the section of this proxy statement titled “Special Factors—Certain Unaudited Prospective Financial Information.” The Board discussed the Company’s decline in adjusted operating income and free cash flow since 2022 as the Company’s U.S. retail pharmacy and healthcare businesses faced headwinds, and observed how changes in this metric could meaningfully impact the October Management Projections. The Board also discussed the pro forma impact on the October Management Projections of a dividend cut, noting that while the October Management Projections included the continuation, the Company’s expected free cash flow would be insufficient to cover this dividend in these fiscal years. At this time, Mr. Lederer recused himself for the discussion regarding the potential transaction with Sycamore. The Board further discussed the September 23 Proposal and October 21 Letter and, with the input of representatives of Centerview, reviewed other parties that may be interested in pursuing a strategic transaction with the Company, noting there was likely limited interest among strategic counterparties, including due to such parties’ interest in expending the required funds to consummate a transaction of this size, the varied business mix of the Company, and potential regulatory considerations. The representatives of Centerview also provided preliminary valuation perspectives to the Board, observing, among other things, that conducting a sum-of-the-parts analysis with respect to the Company’s individual businesses is challenging, including because of the uniqueness of the Company’s U.S. retail business in the public market and because such an analysis does not take into account certain tax, friction costs or balance sheet impacts that would be incurred by separating the Company. The representatives of Centerview also observed that Sycamore had been the only financial sponsor to seriously explore a transaction for the entire Company and noted that there likely would be limited interest from other financial sponsors. With input from Centerview and Kirkland, the Board again discussed whether it was appropriate to solicit additional potential counterparties at this time, and the pros and cons of any such solicitation, including the possibility of a leak of transaction discussions and the potential resulting risk that Sycamore would stop working on its proposal and the significant risk of disruption to the Company’s relationships with its employees, business counterparties and other stakeholders. The Board also again observed that they would insist on the inclusion of a “go-shop” period in the definitive transaction documentation entered into in connection with any potential acquisition that would allow the Company, for a specified period of time, to actively solicit alternative acquisition proposals. The Board further discussed the potential role of Mr. Pessina in any transaction, as the September 23 Proposal indicated Sycamore contemplated rollover participation from the Company’s existing stockholders to consummate the proposed transaction with the Company. In connection with this discussion, Mr. Pessina confirmed to the Board that, should the Board determine a transaction with Sycamore would be in the best interests of all stockholders, he would consider taking any reasonable action necessary to facilitate such transaction, including rolling over all or part of his equity interests. Mr. Pessina reiterated that he would only engage in discussions with Sycamore about a potential rollover of his equity interests when appropriate and only with the Board’s full knowledge and approval, and that he would not condition his support of any transaction on his ability to participate. As a general matter and at the request of the Company, representatives of Kirkland orally disclosed to the Board relationships of Kirkland, including certain representatives of Kirkland, with Sycamore, which included, among other things, the fact that Sycamore is a client of Kirkland with multiple concurrent engagements on matters unrelated to the Company and that certain partners of Kirkland are members of a limited partnership that is an investor in one or more investment funds affiliated with Sycamore, but that (1) the principal Kirkland deal team members representing the Company in the proposed transaction do not represent Sycamore generally and (2) no attorney of Kirkland was representing Sycamore in the proposed transaction between the Company and Sycamore.

c.	By amending and restating the first full paragraph on page 57 of the Definitive Proxy Statement in its entirety as follows:

On February 28, 2025, Centerview provided an updated relationship disclosure memorandum to the Company, which was provided to the Board. The Board concluded that, based on the contents of the relationship disclosure memorandum, including, as applicable, any investment banking or advisory services provided to the Company or Sycamore and the amount of any compensation received by Centerview in connection with any such services, none of the relationships disclosed would affect Centerview’s ability to serve as the Company’s financial advisor.

d.	By amending and restating the second full paragraph on page 57 of the Definitive Proxy Statement in its entirety as follows:

Also on February 28, 2025, Morgan Stanley provided a relationship disclosure memorandum to the Company, which was provided to the Board. The Board concluded that based on the contents of the relationship disclosure memorandum, including, as applicable, any investment banking or advisory services provided to the Company or Sycamore and the amount of any compensation received by Morgan Stanley in connection with any such services, none of the relationships disclosed would affect Morgan Stanley’s ability to serve as the Company’s financial advisor.

2.	The section of the Definitive Proxy Statement titled “Special Factors—Opinion of the Financial Advisors to the Board” is hereby amended and supplemented as follows:

a.	By amending and restating the fourth sentence of the second full paragraph on page 77 of the Definitive Proxy Statement in its entirety as follows:

Centerview then applied a discount rate of 11.5% (based on the midpoint of the range suggested by Centerview’s analysis of VPMC Group’s weighted average cost of capital, as applied in the discounted cash flow analysis) to these amounts and divided by approximately 889.9 million, being the number of fully-diluted outstanding Company Common Stock (calculated using the treasury stock method, taking into account the dilutive impact of stock options, restricted stock units, performance stock units and deferred stock units) outstanding as of March 4, 2025, as directed by Company management and as set forth in the Internal Data to calculate an illustrative present value for one DAP Right ranging from $1.33 to $1.99. Centerview then applied a (30%) risk adjustment to such illustrative net present value range to account for certain risks that the conditions for payment in respect of the DAP Rights pursuant to the DAP Rights Agreement may not be satisfied, which risk adjustment was determined by Centerview based on its experience and professional judgment.

b.	By amending and restating the section beginning on page 77 of the Definitive Proxy Statement under the heading “Selected Public Company Analysis” in its entirety as follows:

Centerview reviewed and compared certain financial information for the Company to corresponding financial information for certain publicly traded US and International Retail companies that Centerview deemed comparable, based on its experience and professional judgment, to the Company (which companies are referred to as the “selected companies” in this summary of Centerview’s opinion).

Using publicly available information obtained from SEC filings and other data sources as of March 3, 2025, Centerview calculated, for each selected company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the book value of debt and certain liabilities less cash and cash equivalents and certain non-majority owned equity investments) as a multiple of Wall Street research analyst consensus estimated Next Twelve Months adjusted EBITDA (“EV/NTM EBITDA”). The results of this analysis indicated a mean EV/NTM EBITDA Trading Multiple of 5.9x.

The companies reviewed and the EV/NTM EBITDA Trading Multiple of the selected companies were as follows:

COMPANY	Enterprise Value ($bn)	EV / NTM EBITDA Trading Multiple
U.S. Retail
ALBERTSONS COMPANIES, INC.	19.7	4.9x
CVS HEALTH CORPORATION	146.7	9.2x
DOLLAR GENERAL CORPORATION	21.6	7.0x
DOLLAR TREE, INC.	17.6	5.9x
KONINKLIJKE AHOLD DELHAIZE N.V	35.0	6.1x
TARGET CORPORATION	68.5	7.5x
THE KROGER CO.	55.4	6.7x
U.S. Retail Average		6.8x

International Retail
B&M EUROPEAN VALUE RETAIL SA	4.5	5.3x
FRASERS GROUP PLC	3.4	3.4x
J SAINSBURY PLC	7.8	3.6x
KINGFISHER PLC	5.2	4.4x
MARKS AND SPENCER GROUP P.L.C.	9.1	5.7x
TESCO PLC	34.7	6.6x
International Retail Average		4.8x
Total Peer Average		5.9x

Although none of the selected companies is directly comparable to the Company, the selected companies were chosen by Centerview, among other reasons, because they are publicly traded US and International Retail companies with certain operational business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company.

However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, Centerview selected a reference range of EV/NTM EBITDA Trading Multiple of 5.0x to 7.0x to apply to the Company’s estimated adjusted NTM EBITDA as of November 30, 2024, as set forth in the Internal Data (“NTM Adjusted EBITDA”). In selecting this range of EV/NTM EBITDA Trading Multiple, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, operational, and/or financial characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Applying this range of EV/NTM EBITDA Trading Multiples to the Company’s estimated NTM Adjusted EBITDA as of November 30,2024, as set forth in the Forecasts, and subtracting from it the Company’s estimated net debt, capital leases, the present value of certain dark rent payments and potential opioid liabilities, other legal settlements that occurred after November 30, 2024 and other certain liabilities, and adding the value of equity method investments and certain equity stake monetizations that occurred after November 30, 2024 and as set forth in the Internal Data, and dividing by approximately 889.9 million, being the number of fully-diluted outstanding Company Common Stock (calculated using the treasury stock method, taking into account the dilutive impact of stock options, restricted stock units, performance stock units and deferred stock units) outstanding as of March 4, 2025, as directed by Company management and as set forth in the Internal Data, resulted in an implied per share equity value range for the Company Common Stock of approximately $4.60 to $12.70, rounded to the nearest $0.10. Centerview then compared this range to the Implied Consideration Value to be paid to the holders of Company Common Stock (other than holders of Excluded and Dissenting Shares or the SP Investors) pursuant to the Agreements.

c.	By amending and restating the last paragraph beginning on page 78 of the Definitive Proxy Statement in its entirety as follows:

Applying this range of EV/NTM EBITDA Trading Multiples to the Company’s estimated NTM Adjusted EBITDA as of November 30, 2024, as set forth in the Forecasts, and subtracting from it the Company’s estimated net debt of $6.818 billion (including $8.010 billion in debt and $1.192 billion in cash), capital lease liability of $980 million, the present value of certain dark rent payments ($2.459 billion, derived using a 7% discount rate) and potential opioid liabilities ($3.781 billion, derived using a 7% discount rate), $595 million in respect of other legal settlements that occurred after November 30, 2024 and certain other liabilities (consisting of a $402 million pension liability derived using a 7% discount rate and $709 million net working capital normalization), and adding $1.765 billion in respect of the value of equity method investments and certain equity stake monetizations that occurred after November 30, 2024 and as set forth in the Internal Data, and dividing by approximately 889.9 million fully-diluted outstanding Company Common Stock (calculated using the treasury stock method, taking into account the dilutive impact of stock options, restricted stock units, performance stock units and deferred stock units) outstanding as of March 4, 2025, as directed by Company management and as set forth in the Internal Data, resulted in an implied per share equity value range for the Company Common Stock of approximately $4.60 to $12.70, rounded to the nearest $0.10. Centerview then compared this range to the Implied Consideration Value to be paid to the holders of Company Common Stock (other than holders of Excluded and Dissenting Shares or the SP Investors) pursuant to the Agreements.

d.	By amending and restating the section beginning on page 79 of the Definitive Proxy Statement under the heading “Select Precedent Transaction Analysis” in its entirety as follows:

Centerview reviewed and analyzed certain information relating to the following selected transactions involving U.S. Grocery and North America General Retail companies (which transactions are referred to as the “selected transactions” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the Transactions.

The selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquirer	TEV ($bn)	TEV/ LTM EBITDA Multiple
U.S. Grocery
May 11, 2022	The Fresh Market, Inc.	Cencosud S.A.	1.6	8.0x
May 14, 2021	Smart & Final Stores, Inc.	Bodega Latina Corp.	0.6	3.7x
April 16, 2019	Smart & Final Stores, Inc.	Apollo Global Management, LLC	1.1	6.5x
July 26, 2018	Supervalu Inc.	United Natural Foods, Inc.	2.9	7.0x
June 16, 2017	Whole Foods Market, Inc.	Amazon.com, Inc.	13.7	10.6x
October 17, 2016	Save-A-Lot	Onex	1.4	7.0x
March 14, 2016	The Fresh Market, Inc.	Apollo Global Management, LLC	1.4	7.1x
November 11, 2015	Roundy’s, Inc.	The Kroger Co.	0.8	6.9x
Median				7.0x
North America General Retail
December 23, 2024	Nordstrom, Inc.	Nordstrom Family, El Puerto de Liverpool S.A.B. de C.V.	6.3	5.7x
June 28, 2017	Staples, Inc.	Sycamore Partners	6.6	5.0x
August 15, 2015	Belk, Inc.	Sycamore Partners	2.8	6.9x
Median				5.7x
Total Median				6.9x

Although none of the selected transactions is directly comparable to the Transactions, these transactions were selected, among other reasons, because they have certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to the Transactions. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operational and/or financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis. This analysis involved complex considerations and qualitative judgments concerning differences in business, operational and/or financial characteristics and other factors that could affect the public trading, acquisition or other values of the target companies in the selected transactions and the Company.

Using publicly available information obtained from SEC filings and other data sources as of the time of the announcement of the selected transactions, Centerview calculated, for each selected transaction, the total enterprise value implied by the transaction for each target company based on the consideration payable in the applicable selected transaction (calculated as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities), plus the book value of debt and certain liabilities less cash and cash equivalents and certain non-majority owned equity investments) as a multiple of publicly available information obtained from SEC filings and other data sources’ estimated Last Twelve Months EBITDA as of the time of the transaction announcement (“TEV/LTM EBITDA Multiple”).

Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis, Centerview selected a reference range of TEV/LTM EBITDA Multiples of 5.5x to 7.5x derived from the selected precedent transactions. Applying this reference range of TEV/LTM EBITDA Multiples to the Company’s Last Twelve Months Adjusted EBITDA as of November 30, 2024, as set forth in the Internal Data, and subtracting from it the Company’s estimated net debt, capital leases, the present value of certain dark rent payments and potential opioid liabilities, other legal settlements that occurred after November 30, 2024 and other certain liabilities, and adding the value of equity method investments and certain equity stake monetizations that occurred after November 30, 2024 and as set forth in the Internal Data, and dividing by approximately 889.9 million, being the number of fully-diluted outstanding Company Common Stock (calculated using the treasury stock method, taking into account the dilutive impact of stock options, restricted stock units, performance stock units and deferred stock units) outstanding as of March 4, 2025, as directed by Company management and as set forth in the Internal Data and dividing by the number of fully-diluted outstanding Company Common Stock (calculated using the treasury stock method, taking into account the dilutive impact of stock options, restricted stock units, performance stock units and deferred stock units) outstanding as of March 4, 2025, as directed by Company management and as set forth in the Internal Data, resulted in an implied per share equity value range for the Company Common Stock of approximately $6.90 to $15.20, rounded to the nearest $0.10. Centerview then compared this range to the Implied Consideration Value to be paid to the holders of Company Common Stock (other than holders of Excluded and Dissenting Shares or the SP Investors) pursuant to the Agreements.

e.	By amending and restating the last paragraph beginning on page 80 of the Definitive Proxy Statement in its entirety as follows:

In performing this analysis, Centerview calculated a range of implied enterprise values for the Company by discounting to present value as of November 30, 2024 (using discount rates ranging from 9.25% to 10.75%, based upon Centerview’s analysis of the Company’s weighted average cost of capital, determined using the capital asset pricing model and based on considerations that Centerview deemed relevant in its experience and professional judgment), excluding for purposes of this enterprise value calculation the present value of certain dark rent payments and potential opioid liabilities: (i) the forecasted after tax unlevered free cash flows of the Company over the period beginning on November 30, 2024 and ending on August 31, 2029, as set forth in the Forecasts and (ii) a range of implied terminal values of the Company at the end of the forecast period shown in the Forecasts, applying a range of terminal multiples, based on considerations that Centerview deemed relevant in its professional judgment and experience, to the Company’s projected EBITDA for the twelve months ending August 31, 2029, ranging from 5.0x to 7.0x. Centerview then (a) subtracted from this range the Company’s estimated net debt of $6.818 billion (including $8.010 billion in debt and $1.192 billion in cash), capital leases liability of $980 million, the present value of certain dark rent payments ($2.459 billion, derived using a 7% discount rate) and potential opioid liabilities of $3.781 billion (which were discounted to present value as of November 30, 2024, using a discount rate of 7%, based upon Centerview’s analysis of the Company’s cost of debt), other legal settlements that occurred after November 30, 2024 and other certain liabilities (consisting of a $402 million pension liability derived using a 7% discount rate and $709 million net working capital normalization), and (b) added $1.765 billion in respect of the value of equity method investments and certain equity stake monetizations that occurred after November 30, 2024, as set forth in the Internal Data.

f.	By amending and restating the first paragraph on page 81 of the Definitive Proxy Statement in its entirety as follows:

Centerview divided the result of the foregoing calculations by approximately 889.9 million, being the Company’s fully diluted outstanding Company Common Stock (calculated using the treasury stock method, taking into account the dilutive impact of stock options, restricted stock units, performance stock units and deferred stock units) outstanding as of March 4, 2025, as directed by Company management and as set forth in the Internal Data, resulting in an implied per share equity value range for the Company Common Stock of approximately $10.80 to $19.10 per share of Company Common Stock, rounded to the nearest $0.10.Centerview then compared this range to the Implied Consideration Value to be paid to the holders of Company Common Stock (other than holders of Excluded and Dissenting Shares or the SP Investors) pursuant to the Agreements.

g.	By amending and restating the second bullet on page 81 of the Definitive Proxy Statement in its entirety as follows:

Precedent Premiums Paid Analysis. Centerview performed an analysis of premiums paid in the certain take private transactions involving publicly traded companies occurring since 2019, each with a transaction value greater than $5 billion for which premium data was available and which Centerview deemed relevant in its professional judgement. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the Company Common Stock for the date one day prior to the date on which the trading price of the Company Common Stock was perceived to be affected by a potential transaction, which indicated 25th and 75th percentile premiums of 21% and 47%, respectively, and a median of 30%. Based on the analysis above and other considerations that Centerview deemed relevant in its experience and professional judgment, Centerview applied a premium range of 20% to 45% to the Company’s closing share price on December 9, 2024 of $8.85, which resulted in an implied price range of approximately $10.60 to $12.80 per share of Company Common Stock, rounded to the nearest $0.10.

h.	By amending and restating the section beginning on page 85 of the Definitive Proxy Statement under the heading “Public Trading Comparables Analysis” in its entirety as follows:

In order to assess how the public market values shares of similar publicly traded companies, Morgan Stanley reviewed and compared specific financial and operating data relating to the Company with selected companies that, in Morgan Stanley’s professional judgment, share certain similar business characteristics with and have certain comparable operating characteristics, to those of the Company for purposes of this analysis (these companies are referred to as the “comparable companies”).

For purposes of this analysis, Morgan Stanley calculated and analyzed, among other things, the ratio of price per share to adjusted earnings per share (“adjusted EPS”) estimated for calendar year 2025 (“2025E P/E”), based on publicly available market data as of March 3, 2025.

The metrics for each of the comparable segments of the companies of the Company are summarized as follows:

Comparable Companies of the Company	One-Year Average Percent Discount to P/E Multiple	Current CY2025E P/E Multiple	Implied CY2025E P/E Multiple
CVS	(33.0%)	11.0x	7.4x
Other US Retail	(59.1%)	11.7x	4.8x
International	(59.5%)	14.6x	5.9x
Distributors	(64.1%)	16.5x	5.9x
S&P 500	(73.5%)	21.9x	5.8x

The metrics for each of the comparable companies of the Company are summarized as follows:

Comparable Companies of the Company	Current CY2025E P/E Multiple
CVS HEALTH CORPORATION	11.0x

OTHER US RETAIL
THE KROGER CO.	13.1x
TARGET CORPORATION	12.9x
DOLLAR GENERAL CORPORATION	12.1x
DOLLAR TREE, INC.	11.3x
ALBERTSONS COMPANIES, INC.	9.3x

INTERNATIONAL
FIELMANN GROUP AG	18.3x
ULTA BEAUTY INC.	14.8x
TESCO PLC	13.1x
MARKS AND SPENCER GROUP P.L.C.	12.0x

DISTRIBUTIONS
MCKESSON CORPORATION	17.8x
CENCORA, INC.	16.3x
CARDINAL HEALTH, INC.	15.4x

Morgan Stanley then observed the average one-year next-twelve-months’ (referred to as “NTM”) P/E trading discount for each peer or peer group relative to the Company’s performance over the same time period, and applied this discount to the current NTM P/E multiple for each peer or peer group to arrive at the Implied CY2025 P/E multiple. Based on the analysis of the relevant metrics for each of the comparable companies, and the application of its professional judgment and experience, Morgan Stanley selected a reference range of financial CY2025E P/E multiples of the comparable companies.

Based on the estimated number (approximately 889.9 million) of fully diluted shares of the Company, as of March 4, 2025, as provided by the Company management and calculated using the treasury stock method, Morgan Stanley calculated the following ranges of the implied per share values of Company Common Stock, each rounded to the nearest $0.05:

Public Trading Comparables of the Company Projections	Reference Range	Implied Value Per Share of Company Common Stock
CY 2025E Adjusted EPS	4.8x—7.4x	$7.95—$12.25

Morgan Stanley noted that the Implied Consideration Value to be received by the holders of Company Common Stock pursuant to the Agreements is $12.64 to $13.36 per Company Common Stock.

i.	By amending and restating the second to last full paragraph on page 86 of the Definitive Proxy Statement in its entirety as follows:

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of Company Common Stock as of February 28, 2025, based on estimates of future unlevered free cash flows for the fiscal years starting from the second half of 2025 through 2029 contained in the Projections. For the purposes of this analysis, unlevered free cash flow was calculated as consolidated Adj. EBITDA, which included adjustments to reflect the potential sale of the VPMC Group assets and associated reduction in corporate expenses following such disposition as directed by the Company’s management, less share-based compensation of $137 million (which was treated as a cash expense for this purpose), less other cash-based expenses of $264 million, less unlevered cash tax expense of $262 million (at a tax rate of 21.1%), less capital expenditure of $859 million, plus or less change in net working capital of $1.727 billion, less amounts in respect of certain non-dark rent lease assets of $33 million, less settlement payments of $173 million (other than those related to potential opioid liabilities and Everly/PWN Matter settlement) and plus the Cencora monetization of $307 million (net of adjusted operating income and dividends) plus other payments of $141 million (which includes VFP mark to market, other treasury and affiliate cash flows, lease buyout, antidilutive stock repurchases, financing cash flows from finance leases and FX), less certain cash payments for file buys of $6 million less amounts for the UK pension contribution of $0 and plus the cash from the potential sale of the VPMC Group assets of $84 million.

j.	By amending and restating the first paragraph on page 87 of the Definitive Proxy Statement in its entirety as follows:

To calculate the implied equity value from the discounted cash flow analysis, Morgan Stanley then adjusted the discounted value of unlevered free cash flows and terminal value by subtracting gross debt of the Company, adding cash and cash equivalents, subtracting working capital normalization, potential opioid liabilities, settlement payments and certain dark rent payments, and adding the value of minority investments (using the equity method or the cost method), each as of November 30, 2024, and as provided by the Company management in the Projections. The implied equity values per share is based on the estimated number (approximately 889.9 million) of fully diluted shares of Company Common Stock, as of March 4, 2025, as provided by the Company’s management and calculated using the treasury stock method.

3.

The section of the Definitive Proxy Statement titled “Special Factors—Certain Unaudited Prospective Financial Information of the Financial Advisors to the Board” is hereby amended and supplemented as follows:

a.	By amending and restating the section beginning on page 95 of the Definitive Proxy Statement under the heading “February Projections” in its entirety as follows:

The following table presents a summary of the February Projections by fiscal year:

($ in millions)	2025E	2026E	2027E	2028E(5)	2029E(5)
Revenue	154,584	149,874 (6)	155,917	161,197	166,548
Adjusted EBITDA(1)	3,710	3,747	4,136	4,442	4,696
(-) D&A	(1,482)	(1,534)	(1,539)	(1,560)	(1,580)
(-) Stock Based Compensation	(168)	(250)	(264)	(276)	(287)
Adjusted Operating Income(2)	2,060	1,962	2,332	2,607	2,829
(-) Taxes	(363)	(330)	(490)	(561)	(614)
(+) D&A	1,482	1,534	1,539	1,560	1,580
(-) Capital Expenditures	(1,140)	(1,163)	(1,210)	(1,172)	(1,176)
(Increase) / Decrease in NWC	1,237	527	194	(54)	(30)
(-) UK Pension Contribution	—	(437)	—	—	—
(+) Other(8)	(421)	(221)	(469)	(200)	(189)
(-) After-Tax Potential Opioid Liabilities	(543)	(519)	(476)	(489)	(452)
(-) After-Tax Dark Rent Payments	(323)	(362)	(396)	(395)	(341)
Unlevered Free Cash Flow(3)	1,989 (7)	992 (7)	1,025	1,296	1,607
Free Cash Flow(4)	126	497	542	—	—

(1)	Adjusted EBITDA: Adjusted EBITDA is a non-GAAP measure calculated as Adjusted Operating Income plus depreciation expenses and stock-based compensation expense.
(2)

Adjusted Operating Income: Adjusted Operating Income is a non-GAAP measure calculated as operating income plus impairment of goodwill, intangibles and long-lived assets, certain legal and regulatory accruals and settlements, acquisition-related amortization, acquisition- and disposition-related costs, costs associated with footprint optimization, adjustments to equity earnings in Cencora, LIFO provision and transformational cost management.

(3)

Unlevered Free Cash Flow: Unlevered Free Cash Flow is a non-GAAP measure calculated as Adjusted EBITDA less stock-based compensation expense, tax expense, capital expenditures, cash payments for certain legal settlements, acquisition- and disposition-related payments, cash payments for file buys, payments related to Boots pension plan and certain rent payments and cash closure costs for closed and expected-to-be-closed locations and certain other sources and uses of cash, adjusted for change in net working capital, plus asset monetization proceeds.

(4)

Free Cash Flow: Free Cash Flow is a non-GAAP measure calculated as net cash provided by operating activities less additions to property, plant, and equipment (capital expenditures), plus payments related to Boots pension plan. Net of $595 million Everly settlement payment made during last week of February 2025.

(5)	Prospective financial information for fiscal years 2028E and 2029E are extrapolations.
(6)

Decline in revenue during fiscal year 2026E compared to fiscal year 2025E is driven by footprint optimization program in the U.S. retail pharmacy segment and expected sale of certain VPMC Group markets in the U.S. healthcare segment and certain contingency.

(7)

Unlevered Free Cash Flow for fiscal year 2025E includes higher impacts from change in net working capital and asset monetization proceeds. Unlevered Free Cash Flow for fiscal year 2026E includes impact from payments related to Boots pension plan.

(8)

Other: Includes cash payments for certain legal settlements, acquisition- and disposition-related payments, cash payments for file buys, and certain other sources and uses of cash, plus asset monetization proceeds.

b.	By amending and restating the section beginning on page 96 of the Definitive Proxy Statement under the heading “VMD Forecasts” in its entirety as follows:

The following table presents a summary of the VMD Forecasts by calendar year:

($ in millions)	2025E	2026E	2027E	2028E	2029E	2030E(4)
Revenue	5,569	5,036	5,256	5,486	5,726	5,955
Adjusted EBITDA(1)	31	101	202	253	292	310
(-) Stock Based Compensation	(77)	(87)	(91)	(95)	(99)	(103)
(-) Taxes	49	28	8	(5)	(12)	(14)
(-) Capital Expenditures	(80)	(55)	(56)	(57)	(58)	(61)
(Increase) / Decrease in NWC	(15)	29	(35)	(11)	(29)	(28)
(+) Other(5)	(20)	(66)	(44)	(27)	(27)	(27)
Unlevered Free Cash Flow(2)	(112)	(49)	(15)	58	67	77
Free Cash Flow(3)	(9)	124	182	285	331	—

(1)	Adjusted EBITDA: Adjusted EBITDA is a non-GAAP measure calculated as Adjusted Operating Income plus depreciation expense and stock-based compensation expense.
(2)

Unlevered Free Cash Flow: Unlevered Free Cash Flow is a non-GAAP measure calculated as Adjusted EBITDA less stock-based compensation expense, tax expense, capital expenditures, certain legal accruals, settlements and other expenses, adjusted for change in net working capital, plus asset monetization proceeds.

(3)	Free Cash Flow: Free Cash Flow is a non-GAAP measure calculated as net cash provided by operating activities less additions to property, plant, and equipment (capital expenditures).
(4)	Prospective financial information for calendar year 2030E are extrapolations.
(5)	Other: Includes cash payments for certain legal accruals, settlements and other expenses, plus asset monetization proceeds.

c.	By amending and restating the section beginning on page 96 of the Definitive Proxy Statement under the heading “Prior Iterations of the Projections” in its entirety as follows:

In October 2024, in connection with the Board’s review of the September 23 Proposal and anticipated future proposals from Sycamore or other potential counterparties exploring a possible strategic transaction with the Company, the Company’s senior management presented to the Board the October Management 3YP. The October Management 3YP reflected management’s assumptions at the time concerning, among other things, trends in retail sales over time, debt refinancing and related interest cost, the expected composition of the assets of the VPMC Group and the performance of the VPMC Group throughout the forecast period, continuation of cost optimization, the impact of store closures in connection with the Company’s footprint optimization program, prescription reimbursement pressures net of procurement benefits in the Company’s pharmacy business, the amount of expected annual payments related to certain opioid-related payment obligations, the continuation of the Company’s recent historical practice of paying dividends of $1.00 per share of Company Common Stock, the performance of each of the Company’s individual business segments, the Company’s revenues and adjusted operating income and other relevant factors related to the Company’s long-term operating plan. The Company’s senior management worked with Centerview to extrapolate the October Management Projections. The October Management Projections were discussed with and made available to the Board and Centerview, and, other than the Extrapolations, were made available to Sycamore in connection with its due diligence review of a potential transaction involving the Company.

In December 2024, in connection with ordinary course internal planning processes, the Company’s senior management updated the October Management Projections to the December Management Projections. The December Management Projections were discussed with and made available to the Board and Centerview, and, other than the Extrapolations, were made available to Sycamore in connection with its due diligence review of a potential transaction involving the Company.

In February 2025, in connection with ordinary course internal planning processes, the Company’s senior management prepared the February Projections, which were an update to the December Management Projections to reflect certain material changes to assumptions included in the December Management Projections, including to reflect the Company’s actual results for the first two months of the second quarter of its fiscal year 2025, the latest view of the remainder of the fiscal year and certain other changes, including the Dividend Suspension and asset monetization activities.

Also in February 2025, the Company’s senior management prepared the VMD Forecasts based on, among other things, updated forecasts provided by the management of the VPMC Group. The VMD Forecasts reflected management’s assumptions at the time concerning, among other things, the completion of sales processes for certain VPMC Group assets in certain geographic markets in calendar year 2025, as well as certain operational and administrative initiatives.

The Company is including a summary of each of the October Management Projections and the December Management Projections in this proxy statement in order to provide the Company’s stockholders with access to additional information that was previously made available to the Board and Centerview and, other than in the case of the Extrapolations, Sycamore, in connection with the uses described above.

The following table presents a summary of the October Projections by fiscal year:

($ in millions)	2025E	2026E	2027E	2028E(5)	2029E(5)
Revenue	150,003	150,604	157,280	162,907	168,762
Adjusted EBITDA(1)	3,593	3,709	4,152	4,394	4,637
(-) D&A	(1,504)	(1,556)	(1,570)	(1,628)	(1,690)
(-) Stock Based Compensation	(213)	(260)	(273)	(287)	(302)

Adjusted Operating Income(2)	1,876	1,893	2,309	2,479	2,645
(-) Taxes	(264)	(315)	(464)	(517)	(556)
(+) D&A	1,504	1,556	1,570	1,628	1,690
(-) Capital Expenditures	(1,191)	(1,165)	(1,224)	(1,244)	(1,262)
(Increase) / Decrease in NWC	193	415	99	17	14
(-) UK Pension Contribution	(39)	(437)	—	—	—
(+) Other(6)	(717)	(47)	(825)	(510)	(515)
(-) After-Tax Potential Opioid Liabilities	(505)	(453)	(408)	(398)	(370)
(-) After-Tax Dark Rent Payments	(201)	(211)	(243)	(264)	(222)

Unlevered Free Cash Flow(3)	655	1,236	814	1,190	1,424
Free Cash Flow(4)	(116)	497	542	—	—

(1)	Adjusted EBITDA: Adjusted EBITDA is a non-GAAP measure calculated as Adjusted Operating Income plus depreciation expense and stock-based compensation expense.
(2)

Adjusted Operating Income: Adjusted Operating Income is a non-GAAP measure calculated as operating income plus impairment of goodwill, intangibles and long-lived assets, certain legal and regulatory accruals and settlements, acquisition-related amortization, acquisition- and disposition-related costs, costs associated with footprint optimization, adjustments to equity earnings in Cencora, LIFO provision and transformational cost management.

(3)

Unlevered Free Cash Flow: Unlevered Free Cash Flow is a non-GAAP measure calculated as Adjusted EBITDA less stock-based compensation expense, tax expense, capital expenditures, cash payments for certain legal settlements, acquisition- and disposition-related payments, cash payments for file buys, payments related to Boots pension plan and certain rent payments and cash closure costs for closed and expected-to-be-closed locations and certain other sources and uses of cash, adjusted for change in net working capital, plus asset monetization proceeds.

(4)

Free Cash Flow: Free Cash Flow is a non-GAAP measure calculated as net cash provided by operating activities less additions to property, plant, and equipment (capital expenditures), plus payments related to Boots pension plan.

(5)	Prospective financial information for fiscal years 2028E and 2029E are extrapolations.
(6)

Other: Includes cash payments for certain legal settlements, acquisition- and disposition-related payments, cash payments for file buys, and certain other sources and uses of cash, plus asset monetization proceeds.

The following table presents a summary of the December Projections by fiscal year:

($ in millions)	2025E	2026E	2027E	2028E(5)	2029E(5)
Revenue	154,048	146,800	152,841	158,113	163,584
Adjusted EBITDA(1)	3,678	3,824	4,175	4,415	4,647
(-) D&A	(1,497)	(1,508)	(1,517)	(1,572)	(1,628)
(-) Stock Based Compensation	(189)	(214)	(227)	(237)	(249)
Adjusted Operating Income(2)	1,992	2,102	2,431	2,606	2,770
(-) Taxes	(272)	(352)	(494)	(550)	(589)
(+) D&A	1,497	1,508	1,517	1,572	1,628
(-) Capital Expenditures	(1,183)	(1,141)	(1,208)	(1,227)	(1,243)
(Increase) / Decrease in NWC	791	486	200	62	62
(-) UK Pension Contribution	(39)	(437)	—	—	—
(+) Other(6)	(548)	95	(545)	(97)	(76)
(-) After-Tax Potential Opioid Liabilities	(556)	(509)	(466)	(480)	(445)
(-) After-Tax Dark Rent Payments	(340)	(362)	(396)	(395)	(341)
Unlevered Free Cash Flow(3)	1,341	1,390	1,039	1,491	1,766
Free Cash Flow(4)	127	497	542	—	—

(1)	Adjusted EBITDA: Adjusted EBITDA is a non-GAAP measure calculated as Adjusted Operating Income plus depreciation expenses and stock-based compensation expense.
(2)

Adjusted Operating Income: Adjusted Operating Income is a non-GAAP measure calculated as operating income plus impairment of goodwill, intangibles and long-lived assets, certain legal and regulatory accruals and settlements, acquisition-related amortization, acquisition- and disposition-related costs, costs associated with footprint optimization, adjustments to equity earnings in Cencora, LIFO provision and transformational cost management.

(3)

Unlevered Free Cash Flow: Unlevered Free Cash Flow is a non-GAAP measure calculated as Adjusted EBITDA less stock-based compensation expense, tax expense, capital expenditures, cash payments for certain legal settlements, acquisition- and disposition-related payments, cash payments for file buys, payments related to Boots pension plan and certain rent payments and cash closure costs for closed and expected-to-be-closed locations and certain other sources and uses of cash, adjusted for change in net working capital, plus asset monetization proceeds.

(4)

Free Cash Flow: Free Cash Flow is a non-GAAP measure calculated as net cash provided by operating activities less additions to property, plant, and equipment (capital expenditures), plus payments related to Boots pension plan.

(5)	Prospective financial information for fiscal years 2028E and 2029E are extrapolations.
(6)

Other: Includes cash payments for certain legal settlements, acquisition- and disposition-related payments, cash payments for file buys, and certain other sources and uses of cash, plus asset monetization proceeds.

Additional Information and Where to Find It

In connection with the proposed transaction between Walgreens Boots Alliance, Inc. (the “Company”) and affiliates of Sycamore Partners Management, L.P. (“Sycamore Partners”), the Company has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A relating to its special meeting of stockholders. The Company and certain affiliates of the Company have jointly filed a transaction statement on Schedule 13E-3. The definitive proxy statement and proxy card have been mailed to the Company’s stockholders of record as of the close of business on June 6, 2025. The Company may file or furnish other documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SYCAMORE PARTNERS AND THE PROPOSED TRANSACTION.

Stockholders may obtain free copies of the definitive proxy statement and the Schedule 13E-3 and other documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at investor.walgreensbootsalliance.com under the link “Financials and Filings” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations team by e-mail at Investor.Relations@wba.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is contained in the definitive proxy statement filed with the SEC on June 6, 2025 (https://www.sec.gov/Archives/edgar/data/1618921/000119312525137049/d942554ddefm14a.htm) under the sections entitled “Special Factors—Interests of the Executive Officers and Non-Employee Directors of the Company in the Merger,” “Directors and Executive Officers of the Company” and “Security Ownership of Certain Beneficial Owners and Management.” You may also find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on December 13, 2024. To the extent that holdings of the Company’s securities have changed since the amounts set forth in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their interests is contained in the proxy statement and other relevant materials to be filed with the SEC relating to the proposed transaction. These documents can be obtained (when available) free of charge from the sources indicated above.

Forward-Looking Statements

This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “accelerate,” “aim,” “ambition,” “anticipate,” “approximate,” “aspire,” “assume,” “believe,” “can,” “continue,” “could,” “create,” “enable,” “estimate,” “expect,” “extend,” “forecast,” “future,” “goal,” “guidance,” “intend,” “long-term,” “may,” “model,” “ongoing,” “opportunity,” “outlook,” “plan,” “position,” “possible,” “potential,” “predict,” “preliminary,” “project,” “seek,” “should,” “strive,” “target,” “transform,” “trend,” “vision,” “will,” “would,” and variations of these terms or other similar expressions, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements regarding the proposed transaction, our ability to consummate the proposed transaction on the expected timeline or at all, the anticipated benefits of the proposed transaction, and the terms, the impact of the proposed transaction on our future business, results of operations and financial condition and the scope of the expected financing in connection with the proposed transaction. Forward-looking statements are based on current estimates, assumptions and beliefs and are subject to known and unknown risks and uncertainties, many of which are beyond our control, that may cause actual results to vary materially from those indicated by such forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the ability of affiliates of Sycamore Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed transaction; (iii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals and stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the transaction agreements, including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) the risk that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) significant or unexpected costs, charges or expenses resulting from the proposed transaction; (x) potential litigation relating to the proposed transaction that could be instituted against the parties to the transaction agreements or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) uncertainties related to the continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) uncertainty as to timing of completion of the proposed transaction; (xiv) the risk that the holders of Divested Asset

Proceed Rights will receive less-than-anticipated payments or no payments with respect to the Divested Asset Proceed Rights after the closing of the proposed transaction and that such rights will expire valueless; (xv) the impact of adverse general and industry-specific economic and market conditions; (xvi) the possibility that alternative transaction proposals will or will not be made; (xvii) though no such transactions existed, the possibility that, if the Company did not enter into the transaction agreements, it potentially could have, at a later date, attempted to engage in other, unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets that may have produced a higher aggregate value than that available to the Company’s stockholders in the merger; (xviii) the risk that the Company’s stock price may decline significantly if the merger is not completed; and (xix) other risks described in the Company’s filings with the SEC. Forward looking statements included herein are made only as of the date hereof and the Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements in this Form 8-K are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

This Form 8-K includes certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Operating Income, Unlevered Free Cash Flow and Free Cash Flow or variations of such words and similar expressions. Constant currency amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. reporting in currencies other than the U.S. dollar and such presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted, and that would impact the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Non-GAAP financial measures may vary materially from the corresponding GAAP financial measures and may not be comparable to similarly titled measures reported by other companies. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, our results determined in accordance with GAAP.